Exhibit 99.1

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

AVI Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Brandi Floberg (bfloberg@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

AVI Press Contact:

Waggener Edstrom Worldwide Healthcare

Jenny Moede (jmoede@waggeneredstrom.com)

(503) 443-7000

For Release at 6 a.m. PDT

Oct. 30, 2007

AVI BioPharma Announces Changes to Its Board of Directors

Agreement reached with the AVI Shareholders Advocacy Trust

PORTLAND, Ore. (Oct. 30, 2007) – AVI BioPharma, Inc. (NASDAQ: AVII), today announced that it has entered into an agreement with the AVI Shareholder Advocacy Trust (the “Trust”) under which the company’s board of directors has appointed Dr. Gil Price and William Goolsbee as directors of the company. These new directors will fill the unexpired terms of Alan P. Timmins and Dr. James Hicks, who have resigned as directors of the company effective Oct. 29, 2007. Timmins will continue to serve as the company’s president and chief operating officer and Hicks will continue to serve the company as a consultant.

Under this agreement the Trust, the Trust’s managing trustee, the Shareholder Advocate LLC, and Richard Macary have agreed to terminate the Trust and, subject to certain conditions, not to take certain actions until at least the close of the company’s annual meeting of shareholders in 2010. These actions include any activities that relate to or would result in extraordinary transactions, including mergers, liquidation and transfer of a material amount of the company’s assets, changes in the board of directors or management of the company, changes in the company’s business or corporate structure or material assets, or changes in the company’s charter or bylaws.

“We look forward to drawing on the experience and insights of our two new directors as we work collaboratively to maximize AVI’s scientific and clinical foundation and our considerable commercial prospects,” said Jack L. Bowman, chairman of AVI.

Macary said, “The Trust strongly believes in the significant value and untapped potential of AVI’s RNA-based therapeutic platform. The Trust is pleased with the changes the company has made recently and, with these changes, believes that the Trust’s goals of increasing the company’s market capitalization and enhancing shareholder value are well on their way to being achieved.”

Gil Price, M.D.

Dr. Gil Price is a clinical physician trained in internal medicine with a long-standing interest in the study of drug development, adverse drug reactions, drug utilization and regulation. He is currently the CEO and chief medical officer of Drug Safety Solutions, a leader in providing solutions for clinical and drug safety operations for pharmaceutical and biotechnology companies, contract research organizations (CROs), and research institutions. Dr. Price is an accomplished senior-level executive with over 18 years of diverse therapeutic drug development experience. His responsibilities have included clinical development, competitive intelligence and pharmacovigilance. Prior to his current position as CEO of Drug Safety Solutions, Dr. Price was the director of clinical development for oncology at MedImmune Inc. He previously worked in the CRO sector at ClinTrials. Dr. Price began his pharmaceutical career at Glaxo Inc. in Research Triangle Park, N.C., where he worked for nearly nine years on both the commercial and research sides of the company. Dr. Price is a member of the American Medical Association, the Academy of Pharmaceutical Physicians and the American Society for Microbiology.

William A. Goolsbee

With a 30-year career in the medical device and biopharmaceutical industries, William A. Goolsbee was founder, chairman and CEO of Horizon Medical Inc. from 1987 until its acquisition by a unit of UBS Private Equity in 2002. Goolsbee was a founding director of ImmunoTherapy Corporation in 1993, becoming chairman of the board in 1995, a position he held until overseeing the successful acquisition of the company by AVI in 1998, through which ImmunoTherapy shareholders gained a 20 percent ownership position in AVI. Experience prior to 1987 included increasingly responsible executive positions with CooperVision Inc. and Cooper Laboratories Inc. Goolsbee continues as an active private investor both in and out of the life sciences arena and currently serves as chairman of privately held BMG Pharma LLC, a product development and licensing company. Goolsbee will bring to the board of AVI his highly results-focused style and his commitment to building cultures of responsibility and achievement.

About AVI BioPharma

AVI develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE® antisense drugs and ESPRIT exon skipping technology. AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy. AVI’s lead NEUGENE compound is designed to target cell proliferation disorders, including cardiovascular restenosis. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including dengue virus, Ebola virus and H5N1 avian influenza virus. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

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